EXHIBIT 99.1


                         [AMERIANA BANCORP LETTERHEAD]


                                                             September 30, 2008

To Our Shareholders:

I feel it is important to keep you informed pertaining to the information we are communicating to our Ameriana Bank customers in light of the current financial news. The following letter is being sent to Ameriana Bank depositors.

In today's financial environment, it is easy to be concerned about the safety of one's money. Perhaps more than anything, you're wondering: is my money safe?

The answer is yes; YOUR DEPOSITS ARE SAFE AT AMERIANA. This is true for a number of reasons:

o Unlike many of the struggling investment banks, Ameriana is a community bank that is WELL FUNDED by customer deposits.
o As a result of our disciplined approach to credit, Ameriana does not have any direct exposure to sub-prime credit.
o Of the country's nearly 8,500 commercial banks, only 2% are on the FDIC's troubled banks list. Ameriana is not one of them. The majority of America's banks are highly capitalized, with a cushion of $1.4 trillion as a backstop against possible losses.
o Customers' deposits in federally insured banks are PROTECTED. Not one penny of insured savings has ever been lost by a customer of a federally insured bank.
o Ameriana is well capitalized and FINANCIALLY SOUND. In fact, more than 98 percent of banks (holding 99.4 percent of the industry's assets) are "well capitalized," which is the highest designation possible.

In addition to Ameriana's strength as a financial institution, YOUR DEPOSITS ARE FDIC-SECURED up to $100,000 as an individual, with greater coverage for joint accounts, alternative ownerships, and IRAs.

Although the current environment is unlike anything we've seen in many years, THE SAFEST PLACE FOR YOUR MONEY IS STILL IN THE BANK. Banks are well-positioned to handle economic downturns. And Ameriana will continue to operate our company as we have since 1890 - as a community bank proud of our long heritage of serving our customers, protecting their deposits and assisting them in making sound financial decisions.

Despite the news of a "credit crunch," Ameriana continues to make personal, mortgage and commercial loans to qualified borrowers. Plus, Ameriana is growing its presence to serve our customers with the opening of Indianapolis-area banking centers in Fishers, Carmel and Westfield over the next six months.

As always, don't hesitate to contact us by visiting your local banking center, calling Customer Care at 800.487.2118 or by sending me an e-mail at jerry.gassen@ameriana.com.

                                           Warmest regards,


                                           /s/ Jerome J. Gassen

                                           Jerome J. Gassen
                                           President and Chief Executive Officer

P. S. If you would like helpful information about the FDIC or to calculate your FDIC coverage, visit www.fdic.gov/EDIE or call Customer Care at 800.487.2118.
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